Exhibit (h)(65)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

among

TIAA-CREF Life Insurance Company, DFA Investment Dimensions Group Inc.,

Dimensional Fund Advisors LP and DFA Securities LLC

This amendment (the “Amendment”) of the Participation Agreement dated as of April 30, 2012 (the “Agreement”) is entered into as of this 5th day of May 2016, among TIAA-CREF Life Insurance Company (the “Company”), DFA Investment Dimensions Group Inc. (the “Fund”), Dimensional Fund Advisors LP (the “Adviser”), and DFA Securities LLC (“DFAS”).

WHEREAS, the Fund has established a Portfolio, the VIT Inflation-Protected Securities Portfolio, and

WHEREAS, the Company desires to make shares of such Portfolio available for purchase by its Accounts;

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:

1.	The following sentence shall hereby be added to the end of the first paragraph of Section 1.1:

The Company agrees that shares of the VIT Inflation-Protected Securities Portfolio will only be available for purchase by variable life insurance contract accounts.

2.	The following paragraph is added to Section 3.4 as follows:

The Company further represents and warrants that each Account or subaccount that acquires shares of the VIT Inflation-Protected Securities Portfolio is a segregated asset account solely with respect to Contracts that are variable life insurance contracts within the meaning of Treas. Reg. Section 1.817-5(b)(3)(i), and that the Company will maintain the treatment of all such Contracts as life insurance contracts under Section 7702(a) of the Code, and that the Company will notify the Adviser and the Fund promptly upon having a reasonable basis for believing that one more such Contracts have ceased to be so treated or that the Contracts might not be so treated in the future.

3.	The following sentence is added to Section 3.11 as follows:

The Parties acknowledge that the VIT Inflation-Protected Securities Portfolio will rely on the alternative diversification test for variable life insurance contracts in Treas. Reg. Section 1.817-5(b)(3)(i) in satisfying the diversification requirements of Section 817(h) of the Code.

4.	The current Schedule B to the Agreement is replaced and superseded with the Schedule 1.1 attached hereto; and

5.	All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Company:

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Carol Fracasso
Name:	Carol Fracasso
Title:	Vice President

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President

DFAS:

DFA SECURITIES LLC

By:	/s/ Carolyn O
Name:	Carolyn O
Title:	Vice President

Schedule B

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

VIT Inflation-Protected Securities Portfolio- (only available for purchase by variable life insurance contract accounts)